Exhibit 99.1

Tel: 214-969-7007 Fax: 214-953-0722 www.bdo.com	600 N Pearl Street, Suite 1700 Dallas, TX 75201

Consent of Independent Registered Public Accounting Firm

Ericsson US 401(k) Plan

Plano, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-4813) of Ericsson Inc. of our report dated June 29, 2017, relating to the financial statements and supplemental schedule of Ericsson US 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2016.

Dallas, Texas

June 29, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.